Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2025 (except Note 19, as to which the date is May 13, 2025) in the Registration Statement (Form S-1) and the related Prospectus of Chime Financial, Inc. for the registration of shares of its Class A common stock.
/s/ Ernst & Young LLP
San Francisco, California
May 13, 2025